Exhibit 10.62
November 17, 2005
Dr. Randal R. Betz
507 30th St.
Ocean City, NJ 08226

Re:	Consulting Agreement for a Director Position on the Advisory Panel
Dear Dr. Betz:
SpineMedica Corp (“SpineMedica” or “the Company”) is interested in retaining you as a consultant upon the terms and conditions set forth in this letter agreement within the field of Neurological Surgery , Orthopedics, and Orthopedic Surgery, including muscular and skeletal areas, related to the human spine ( the “Field”) and with respect to the Company’s other research, development, and business activities. The field of this agreement may be broadened by mutual agreement to include other inventions or technologies licensed by the Company.
1.	Shriners Hospital Rules. The parties acknowledge that the Consultant is a full-time employee or a paid consulting staff researcher of the Shriners Hospitals for Children (“SHC”) Philadelphia Hospital. Accordingly, the Company recognizes that the Consultant’s activities are subject to the rules and regulations of SHC, now or in the future (including, but not limited to the SHC Intellectual Property Policy), and the Company agrees that the Consultant shall be under no obligation to perform services if such performance would conflict with such rules and regulations. Consultant’s obligations under this Agreement shall be subject to his compliance with such rules and regulations which will be made available to the Company for review upon its request, and in the event of a conflict, such rules and regulations shall control. In the event such rules and regulations shall, in the Company’s opinion, substantially interfere with the performance of Consultant’s services, the Company may terminate this Agreement upon thirty (30) days’ notice to the Consultant.
2.	Your consulting service shall include advising and informing the Company of activities and developments within the Field and providing the Company with the benefit of your knowledge, experience, skill and judgment in the Field and with respect to the Company’s other research, development, and business activities.
3.	Upon request by the Company, and at times mutually agreed upon by the Company and you, you shall provide consulting services to the Company pursuant to this Agreement.
4.	The period of this Consulting Agreement shall be three years commencing September 1, 2005 unless terminated by either party upon thirty (30) days’ advance written notice to the other party, in which event compensation for services and travel expense incurred in accordance with this Agreement prior to such termination will be paid by the Company.

5.	As full consideration for the consulting services provided by you under this Consulting Agreement, the Company agrees to pay you the sum of Fifty Thousand Dollars per year. $10,000 shall be paid the first quarter of the term of this Consulting Agreement, $13,333.33 per quarter for the next three quarters, and $12,500 per quarter thereafter, payable at the beginning of each quarter and an option to purchase 100,000 common shares granted from the Company’s Stock Option Plan. In addition, the company has agreed to grant you 25,000 founder’s shares of common stock.
6.	In addition to the compensation for your consulting services provided in paragraph 5, the Company will reimburse you for necessary and -reasonable out-of-pocket travel and living expenses incurred by you at the Company’s request, within twenty (30) days of submission of a statement to the Company documenting the expenses incurred, provided that the Company’s prior approval shall be required with respect to such individual expenses in excess of five hundred dollars ($500.00 USD).
7.	You represent and warrant to the Company that you do not have any agreement to provide consulting services to any other party, firm or company in the Field or whose business would be directly competitive with the business of the company and will not enter into any such agreement during the term of this Agreement without the Company’s prior written consent. You represent that you are not presently engaged in consulting agreements in the Field.
8.	(a) You shall notify the Company in writing of all inventions and discoveries made or conceived, solely or jointly, in the course of performing services in the Field under this Agreement. It is understood and agreed that your interest in any and all inventions and discoveries in the Field that you conceive or make solely or jointly with the Company and/or any third parties in the course of performing services under this Agreement, and your interest in all intellectual property rights related thereto (collectively, “Field IP”), shall be assigned by you to the Company.
(b) You agree that, subject to Sections 8(a) and 8(c), all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries that result from work performed by you for the Company under this Agreement and all intellectual property rights related thereto, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (all of the foregoing, collectively, “Non-Field IP”), shall be the sole and exclusive property of the Company or its nominees, you will notify the Company thereof promptly and in writing, and you will and hereby do assign to the Company all rights in and to such Non-Field IP upon the creation of any such Non-Field IP.

The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Non-Field IP in any and all countries. You further agree (i) to assist the Company in every proper way to obtain and from time to time to enforce its rights in such Non-Field IP, at the Company’s expense, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate.
(c) The Company shall have no rights by reason of this Agreement in all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, that either (i) is developed as a direct result of a program of research financed, in whole or in part, by funds under the control of any entity other than the Company. Such intellectual property does not constitute Non-Field IP for the purposes of this agreement.
9.	You agree that if, in the course of your services hereunder, you receive proprietary information of the Company relating to its business operations, research and development, equipment, or products, and such information is marked or otherwise designated confidential, non-field IP generated from such information, you will retain all such information in confidence and will not use it, or disclose it, or cause its use or disclosure except in the necessary course of the performance of your services under this Agreement or with the written consent of the Company. Nothing contained in this Agreement, however, shall prevent the disclosure by you of any information after it is available to the general public, or of any information which was already available to you at the time such information was acquired by you from the Company or any disclosure of any information furnished to you without obligation of confidentiality by a third party who is not then in default of any obligation to the Company regarding the confidentiality of such information, or of any information ordered to be disclosed by a court or governmental body, provided that you (i) provide written advance notice to the Company of such disclosure, (ii) assist the Company, as reasonably requested thereby and at the expense of the Company, in obtaining confidential treatment of such information, and (iii) take reasonable steps to minimize the extent of such disclosure.
10.	It is acknowledged and agreed that you may disclose or publish data, results, procedures, or other information relating to the consulting undertaken pursuant to this Agreement; provided, however, that:
a.	You may not disclose any proprietary information belonging to the Company unless it is publicly available or has already been or is subsequently published or disclosed without obligation of confidentiality by third parties under no obligation to the Company not to disclose the information, or is required to be disclosed by order of a court of law or governmental body, provided that you (i) provide written advance notice to the Company of such disclosure, (ii) assist the Company, as reasonably requested thereby and at the expense of the Company, in obtaining confidential treatment of such information, and (iii) take reasonable steps to minimize the extent of such disclosure;
b.	You may not disclose any proprietary information belonging to the Company that may impair the patentability of any Company invention, discovery or work; and
c.	You agree to submit to the Company a copy of an early draft of any manuscript to be published by you or in co-authorship with others, or with the Company’s employees, containing information developed or disclosed in connection with your work for the Company, at least thirty (30) days prior to the submission thereof for publication, and to delay submission thereof upon written notice from any officer of the Company for a reasonable period not to exceed sixty (60) days to allow the Company to perfect its interest in any patentable subject matter disclosed therein, or otherwise protect the proprietary rights of the subject information, in a manner to be determined by the Company. At the end of said period, it is understood that you shall have the right, subject to subparagraph a. above, to submit the manuscript for publication
11.	The Company agrees to defend and indemnify you for the cost of defense and for damages awarded, if any, as a result of any third party claims, liabilities, suits or judgments arising out of this Consulting Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by you or a material breach by you of this Agreement. You shall promptly notify the Company of any such claim and shall cooperate with the Company in the defense of such claim; you shall not agree to any settlement with regards to such claim without prior written approval of the Company, and the Company shall not have any indemnification obligation hereunder with respect to any such settlement reached without its prior written consent.
12.	The Company and you agree that, in the event of a breach by you of this Agreement, the Company shall, in addition to any other rights and remedies available to the Company, be entitled to enforcement by specific performance of your obligations hereunder, and except for the obligations referenced in Sections 1 and 2 of this Agreement. If any provision of this Agreement shall be declared invalid or unenforceable, such provision shall be enforced to the fullest extent allowed by law, and all remaining provisions hereof shall continue in full force and effect. This Agreement shall be governed for all purposes by the laws of the State of Georgia, and shall be subject to the exclusive jurisdiction of the State and Federal courts located in the counties of Fulton or Cobb.

13.	Your relationship with the Company shall be that of an independent contractor, and you will not be an employee of the Company for any purpose whatsoever. You do not and shall not have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner.
14.	The Company will not use your name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance the written consent of you to such use, provided that, for purposes of clarification but not limitation, the Company shall be entitled to name you as a consultant and describe your role in consulting for the Company in discussions, materials, and submissions (i) regarding the seeking and/or maintaining of regulatory approvals or (ii) for presentations to, or discussions and negotiations with, or in materials provided to potential investors or strategic partners, or as may otherwise be required by law or regulation.
15.	Any notice or communications under this Agreement shall be in writing, addressed as follows:
To Consultant:
Dr. Randal Betz
507 30th ST
Ocean City, N.J. 08226
To SpineMedica Corp.:
Matt Miller
1234 Airport Blvd.
Suite 105
Destin, FL 32541
With a copy to:
Don Johnson
Womble Carlyle Sandridge & Rice
1201 West Peachtree Street
Atlanta, GA 30309
16.	This Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that the Company may assign this Agreement to any successor to the Company’s business by merger, purchase of assets, or otherwise. This Agreement shall be binding upon the assigns, executors, administrators and other legal representatives of the parties hereto, and shall inure to the benefit of the Company, its successors and assigns.

17.	This Consulting Agreement, if not sooner terminated, shall terminate with any termination of the Research and License Agreement. Only the provisions of paragraph 7, 8, 9 and 10 of this Consulting Agreement shall survive such termination.
IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the 1 day of August 2005.

CONSULTANT

/s/	/s/ Randal R. Betz

Witness

SpineMedica Corp.

	By:	/s/ Matthew Miller

Matthew Miller, President